EXHIBIT 21

                   SUBSIDIARIES OF SECURITY CAPITAL CORPORATION

                                                  JURISDICTION OF
            NAME                                   INCORPORATION
         ----------                               ----------------

Security Capital Insurance Group,                     Delaware
   Inc.

Possible Dreams, Ltd.                                 Delaware

P.D. Holdings, Inc.                                   Delaware

Pumpkin Masters Holdings, Inc.                        Delaware

Pumpkin, Ltd.                                         Delaware

Primrose Holdings, Inc.                               Delaware

Primrose School Franchising Company                   Georgia

Metrocorp Properties, Inc.                            Georgia

The Jewel I, Inc.                                     Georgia